UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2019

YIELD10 BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-33133	04-3158289
(Commission File Number)	(IRS Employer Identification No.)

19 Presidential Way, Woburn, Massachusetts	01801
(Address of Principal Executive Offices)	(Zip Code)

(617) 583-1700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On March 14, 2019, Yield10 Bioscience, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors named therein (the “Investors”), including Jack W. Schuler, an existing stockholder, and entities affiliated with him, pursuant to which the Company agreed to issue and sell, in a registered public offering by the Company directly to the Investors (the “Offering”), an aggregate of 2,421,662 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), at an offering price of $1.2101 per share for gross proceeds of approximately $2.9 million before deducting the placement agent fee and related offering expenses. The offering price per share was equal to the closing price of the Common Stock on the Nasdaq Capital Market on March 13, 2019. The Shares were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-217051), which was filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2017 and was declared effective by the Commission on April 12, 2017.

On March 14, 2019, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg” or the “Placement Agent”) pursuant to which the Company engaged Ladenburg as the sole placement agent in connection with the Offering. The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Shares. The Company agreed to pay the Placement Agent a placement agent fee in cash equal to 8% of the gross proceeds from the sale of the Shares, with the fee reduced to 3% for gross cash consideration paid by certain investors, including Mr. Schuler and entities affiliated with him. The Placement Agency Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

The foregoing summaries of the Purchase Agreement and the Placement Agency Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1 and 1.1, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On March 15, 2019, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

Item 2.02. Results of Operations and Financial Condition

The Company ended its fiscal year ended December 31, 2018 (“FY 2018”) with $5.7 million in cash, cash equivalents and short term investments.

The Company’s operating net cash usage for FY 2018 was $8.8 million. This compares to the guidance range of $9.0 to $9.5 million for net cash usage the Company provided in its third quarter earnings conference call. In the fourth quarter of 2018, the Company’s net cash usage was lower than initially expected due to some cost savings as well as from the timing of certain payments.

The Company expects to report its complete fourth quarter and FY 2018 financial results and hold an investor call later in March 2019. There can be no assurance that our final results of operations for this period or cash position as of December 31, 2018 will not differ from these estimates, including adjustments as a result of the customary year-end review process and any such changes could be material. The preliminary results of operations for the year ended December 31, 2018 are not necessarily indicative of the results to be achieved for any future period.

The Company’s independent registered public accountants have not audited, reviewed or performed any procedures with respect to the preliminary financial data noted above and accordingly do not express an opinion or any other form of assurance with respect thereto. These results could change as a result of further review.

The information set forth in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Placement Agency Agreement dated as of March 14, 2019, by and between Yield10 Bioscience, Inc. and Ladenburg Thalmann & Co. Inc.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1	Form of Securities Purchase Agreement, dated as of March 14, 2019, by and among Yield10 Bioscience, Inc. and the Investors.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

99.1	Press Release of Yield10 Bioscience, Inc. dated March 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YIELD10 BIOSCIENCE, INC.

Date: March 15, 2019	By:	/s/ Oliver P. Peoples
Oliver P. Peoples
President & Chief Executive Officer